Exhibit 10.1

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL
BENEFIT PROGRAM

November 1, 2024

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL
BENEFIT PROGRAM

November 1, 2024

TABLE OF CONTENTS
Page

1. Background	1
2. Definitions	1
3. Notice of Termination	6
4. Severance Payments and Change in Control Severance Payment and Benefit	6
5. Additional Requirements and Contingencies	12
(c)    Return of Property. Upon termination of employment, Executive shall promptly (and in any event within five (5) days) return all property of the Company or Company Group member in his or her possession or under his or her control, including all records, files, equipment, supplies, keys, credit card(s), computer and related equipment, tablet, smartphone, and any other equipment that has been provided. Executive will not retain any copies or reproductions of correspondence and will not retain any copies or reproductions of correspondence, memoranda, reports, drawings, photographs, software, electronic media or documents relating in any way to the business of the Company or the Company Group.
13
6. Tax Matters.	13
(a) Withholding. The Company shall have the right to deduct from any payment made under this Program any amount required to be withheld for any federal, state or local income, employment or other taxes.	13
7. Employment Matters.	14
8. Successors to the Company; No Assignment	14
9. Administration; Claims Procedures	14
10. Miscellaneous	15
11. Program Modification or Termination	17

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL
BENEFIT PROGRAM

November 1, 2024

This Executive Severance and Change in Control Benefit Program (this “Program”) is hereby established as of November 1, 2024 (the “Effective Date”) by The Baldwin Insurance Group Holdings, LLC.

1.Background. The purpose of this Program is to provide certain Executives who are in a position to contribute materially to the success of the Company with reasonable benefits in the event of a Qualifying Separation from Service and/or a Change in Control. The Company recognizes that when a Qualifying Separation from Service or a Change in Control occurs or is anticipated, the continued employment of an Executive may be uncertain without regard to such Executive’s competence or past contributions.
The Company recognizes that this uncertainty may result in the departure of an Executive to the detriment of the Company and its shareholders. The Company desires to provide each Executive with the benefits set forth in this Agreement in order to protect against the security of a Qualifying Separation from Service and to secure the continued services of the Executives in the event of a Change in Control or anticipated Change in Control.

This Program also provides for limited benefits for certain Executives severing employment voluntarily after meeting certain minimum age and service requirements.

The terms and provisions under this Program shall supersede any conflicting provisions regarding severance, vesting or other similar provisions set forth in any separate individual employment agreement, Award Agreement or other agreement entered into between the Company (or any other applicable member of the Company Group) and the Executive (collectively, referred to herein as the “Related Agreements”), provided that all other provisions of such agreements shall continue to apply.

2.Definitions. For purposes of this Program, the following terms have the meanings set forth below:
(a)“Award” has the meaning set forth in the Incentive Plan.
(b)“Award Agreement” means any contract or other instrument or document (including in electronic form) evidencing any Award granted to an Executive pursuant to the terms of the Incentive Plan, including any applicable Performance-Based Restricted Stock Unit Award Agreement or Restricted Stock Award Agreement previously entered into between Baldwin and any Executive.
(c)“Baldwin” means The Baldwin Insurance Group, Inc. (f/k/a BRP Group, Inc.), a Delaware corporation and the managing member of the Company.

(d)“Base Salary” means, with respect to any period, the Executive’s base salary. For the avoidance of doubt, “Base Salary” does not include any other compensation paid or provided to the Executive, including any cash bonuses, in-kind benefits, any matching employer contributions or non-elective employer contributions to the Executive’s 401(k) plan, any expense reimbursements or any income from the grant, vesting or exercise of any equity or equity-linked compensation awards (such as stock options, restricted shares, stock appreciation rights, restricted stock units, performance shares or performance units).
(e) “Board” means the Board of Directors of Baldwin, as the managing member of the Company.
(f)“Cause” means, with respect to an Executive, any of the following, as determined by the Company: (i) Executive has engaged in conduct which has caused, or is reasonably likely to cause, demonstrable and substantial injury to the Company Group, its business or its reputation; (ii) Executive has engaged in any acts of theft, conversion, embezzlement, fraud or material dishonesty against or at the expense of the Company Group; (iii) Executive has been indicted for (or its procedural equivalent), convicted of, or enters a plea of guilty or nolo contendere to, a felony or other criminal act involving fraud, dishonesty, money laundering, embezzlement or moral turpitude; (iv) Executive has been grossly negligent or has engaged in willful misconduct in connection with the performance of Executive’s duties and responsibilities to the Company Group or has materially violated any policies of the Company or the Company Group applicable to Executive resulting in material harm to the Company or Company Group; (v) Executive (A) has refused to substantially perform Executive’s duties and responsibilities, (B) persistently neglects Executive’s duties and responsibilities, or (C) experiences chronic unapproved absenteeism (other than reasonable periods of disability or illness); (vi) Executive’s (A) breach of any fiduciary duty owed to the Company Group, (B) unauthorized disclosure or misappropriation of trade secrets or other material confidential information of the Company Group, or (C) breach of any restrictive covenants applicable to such Executive, including those in the applicable Restrictive Covenants Agreement, or (vii) an action taken by a governmental authority, regulatory body or self-regulatory organization that substantially impairs Executive from performing Executive’s duties, or an act or omission of Executive that could form the basis for a denial of an application, or otherwise could result in the termination, cancellation, or suspension of any license, right, permit or authorization required by law or any regulatory authority for the Executive to perform Executive’s duties or for the Company Group to operate its business. In each case with respect to the preceding clauses (v)(A), (v)(B) and (v)(C), which if capable of being cured, is not cured by Executive within thirty (30) days following receipt of notice of such unacceptable behavior from the Company; provided, that no such cure period shall apply, and no such notice shall be required, in the event that Executive is found to have engaged in conduct warranting termination for Cause on more than two occasions (and the Company has properly provided notice of the first two violations as applicable).
(g)“Change in Control” has the meaning set forth in the Incentive Plan.
(h)“Clawback Policy” means The Baldwin Group Clawback Policy, as may be in effect from time to time.

(i)“Code” has the meaning set forth in the Incentive Plan.
(j) “Committee” has the meaning set forth in the Incentive Plan.
(k)“Company” means The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company (or such successor or assignee thereto as provided in Section 8).
(l)“Company Group” means the Company and its current and future, direct and indirect, subsidiaries, parent company, affiliates, joint ventures and other related entities.
(m) “Delay Period” has the meaning set forth in Section 4(c)(ii).
(n)“Disability” means a condition entitling Executive to benefits under the Company’s long-term disability plan, policy or arrangement in which Executive participates; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, Executive’s duties, responsibilities and functions of Executive’s position with the Company Group due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for an aggregate of 180 days in any 365 consecutive day period, as determined by the Company in its good faith discretion.
(o)“Effective Date” has the meaning set forth in the first paragraph of this Program.
(p)"Executive" means, individually and collectively, each Group 1 Executive and each Group 2 Executive.
(q)“Good Reason” means the occurrence, without Executive’s consent, of any of the following events: (i) relocation of Executive’s principal place of employment to a location more than forty (40) miles from the Executive's principal work location (excluding travel required to fulfill Executive’s duties, authorities and responsibilities to the Company Group, including regular travel to, and working out of, the Company’s headquarters in Tampa, Florida); (ii) a material reduction in Executive’s Base Salary (other than a proportionate salary reduction that applies as part of a reduction to substantially all similarly situated senior executives of the Company); or (iii) a material diminution in Executive’s authority, duties, or responsibilities (other than (A) temporarily while Executive is physically or mentally incapacitated or as required by applicable law, or (B) any change arising from an acquisition or divestiture by, or internal reorganization of, the Company Group). Prior to any resignation for Good Reason, Executive is required to give written notice to the Company of Executive’s intent to resign for Good Reason, describing the reason for the resignation in sufficient detail in order to allow the Company the opportunity to address the situation. Such notice must be provided to the Company within sixty (60) days of the event(s) constituting Good Reason and must be given to the Company at least thirty (30) days in advance of the effective date of resignation. The Company shall be entitled to thirty (30) days after the date of the Company’s receipt of Executive’s written notice during which the Company can cure the situation. If the situation has not been cured within thirty (30) days after the date of Executive’s written notice, Executive may then resign for Good Reason, by written notice, effective immediately, which date shall be the effective date of resignation. Where the Company fails to cure, Executive must terminate employment within thirty (30) days of the expiration of the cure period to preserve Executive’s claim of Good Reason. For avoidance of doubt, Good Reason shall not exist following an isolated, insubstantial or inadvertent action that (x) is not taken in bad faith, or (y) is remedied within the cure period described in the preceding sentences.
(r)“Group 1 Executive” means, as of the applicable date, each employee of the Company Group holding one of the following positions with the following titles (or any applicable successor title in the event of a title change with no change in responsibilities): (i) Chief Executive Officer of the Company, (ii) Chief Financial Officer of the Company, (iii) President, The Baldwin Group and Chief Executive Officer, Retail Brokerage Operations, or (iv) President, The Baldwin Group and Chief Executive Officer, Underwriting, Capacity & Technology Operations.
(s)“Group 2 Executive” means, as of the applicable date, each employee of the Company Group holding one of the following positions with the following titles (or any applicable successor title in the event of a title change with no change in responsibilities): (i) Chief Accounting Officer of the Company, (ii) General Counsel of the Company, (iii) Chief Colleague Officer of the Company, (iv) Chief Marketing Officer of the Company, or (v) Chief Digital and Information Officer of the Company.
(t)“Incentive Plan” means the BRP Group, Inc. Omnibus Incentive Plan (or any successor plan, in each case, as amended from time to time).
(u)“Involuntary Separation from Service” means a Separation from Service that occurs due to the independent exercise of the unilateral authority of the Service Recipient to terminate the Executive’s services, other than due to the Executive’s implicit or explicit request, where the Executive is willing and able to continue performing services. The foregoing definition is intended to meet the definition of an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1), and shall be interpreted, construed, administered and applied consistently therewith.
(v)“Non-Qualifying Separation from Service” means, with respect to the Executive, any of the following: (i) an Involuntary Separation from Service for Cause, (ii) a Separation from Service by reason of the Executive’s death or Disability, (iii) a Voluntary Early Retirement, or (iv) a voluntary Separation from Service that is not for Good Reason.
(w)“Performance Award” has the meaning set forth in the Incentive Plan.
(x)“Protected Period” means, as to each Executive, the period that commences (i) on the later of (A) the Effective Date or (B) the date the employee becomes an Executive and (ii) terminates on the earliest of (A) the date of the Executive’s Non-Qualifying Separation from Service, or (B) ninety (90) days after the date of the Executive’s Qualifying Separation from Service
(y)“Qualifying Separation from Service” means, with respect to the Executive, either (i) an Involuntary Separation from Service without Cause, or (ii) a voluntary

Separation from Service for Good Reason. The term “Qualifying Separation from Service” does not include, a Non-Qualifying Separation from Service.
(z)“Release Effective Date” has the meaning set forth in Section 4(c)(i).
(aa)“Required Release Date” has the meaning set forth in Section 4(c)(i).
(ab)“Restricted Stock” shall have the meaning set forth in the Incentive Plan.
(ac)“Restrictive Covenants Agreement” means, with respect to each Executive, any applicable separate agreement (including any Restrictive Covenants Agreement or Protective Agreement) entered into by such Executive containing confidentiality, non-disclosure, non-competition, non-solicitation, non-acceptance, non-piracy, non-disparagement, assignment of inventions or other similar obligations or restrictive covenants imposed on Executive with respect to the Company Group.
(ad)“Retire” or “Retirement” means a permanent retirement from the insurance industry, which for this purpose includes, without limitation, (i) any Competing Business, Competing Enterprise or similar term (as set forth or defined in any Restrictive Covenant Agreement) (ii) any insurance or reinsurance brokerage or agency, (iii) any insurance or reinsurance intermediary, (iv) any insurance or reinsurance managing general agent, (v) any insurance or reinsurance underwriting or claims administration or processing business, (vi) any insurance or reinsurance carrier business, and (vi) any third-party administrator business in connection with any of the same.
(ae)“Separation from Service” has the same meaning as “Termination of Service” under the Incentive Plan and will be applied as required to all aspects of this Program.
(af)“Separation from Service Date” means the date on which a Separation from Service occurs as reflected in any applicable termination notice and related communications.
(ag)“Service Recipient” means the Company or a member of the Company Group for whom the Executive performs services and all persons with whom such member of the Company Group is considered a single employer under Sections 414(b) and 414(c) of the Code
(ah)“Severance Benefits” means, as applicable, each of the benefits described in Sections 4(b)(i), 4(b)(ii), 4(b)(iii) and 4(b)(iv) below.
(ai)“Severance Payment” has the meaning set forth in Section 4(b)(i).
(aj)“Shares” has the meaning set forth in the Incentive Plan.
(ak)“Specified Employee” means a key employee of the Service Recipient within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by the Board that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

(al)“Vesting Date” means the vesting date of an Award as set forth in the applicable Award Agreement.
(am)“Voluntary Early Retirement” means a Separation from Service that is a result of an Executive voluntarily electing to Retire as described in Section 4(a)(iv).
3.Notice of Termination. The Company or the Executive, as the case may be, shall provide to the other party, concurrently therewith, a notice of termination that states the Separation of Service Date. Such notice shall describe in reasonable detail the reason for termination and, if applicable, the event, circumstance, act or omission constituting the basis for its determination that Cause or Good Reason exists and details regarding any failure to cure by the Company or Executive, as may be applicable.
4.Severance Payments and Change in Control Severance Payment and Benefit.
(a)    Entitlement to Payment and Benefits.
(i)    Qualifying Separation from Service – No Change in Control. Pursuant to and subject to the terms and conditions of this Program, the Company will pay the applicable Severance Payment under section 4(b)(i) and provide the Severance Benefits described under Section 4(b)(ii), 4(b)(iii) and 4(b)(iv) to an Executive that experiences a Qualifying Separation from Service during the Protected Period.
(ii)     Change in Control – Double Trigger. Pursuant to and subject to the terms and conditions of this Program, the Company will pay the Severance Payment under Section 4(b)(i) and provide the other Severance Benefits set forth in Section 4(b)(ii), 4(b)(iii) and 4(b)(iv) to an Executive if both of the following requirements are satisfied: (A) a Change in Control occurs during the Protected Period, and (B) the Executive experiences a Qualifying Separation from Service during the period that begins on 90 days prior to the date of the Change in Control and ends on the date that is twelve (12) months thereafter, subject to the remaining provisions in this Section 4(a)(ii). For the avoidance of doubt, unless both (A) and (B) of this Section 4(a)(ii) are satisfied, the Executive shall not be entitled to receive any payments or benefits under this Section 4(a)(ii). For the avoidance of doubt, nothing in this Section 4(a)(ii) will extend the length of the Protected Period.
(iii)    Change in Control – Single Trigger. Pursuant to and subject to the terms and conditions of this Program, the Company will provide the Severance Benefits described in Section 4(b)(iii) and 4(b)(iv), as applicable, in the event there is a Change in Control during the Protected Period.
(iv)    Voluntary Early Retirement. If an Executive that has either (A) been continuously employed with the Company Group since October 24, 2019 or (B) attained at least age 50 and completed more than 10 years of tenure with the Company Group, voluntarily Retires from the Company and the Company Group, the Executive will be considered to have a Voluntary Early Retirement. Pursuant to and subject to the terms and conditions of this Program, such Executive will be entitled to the Severance Benefits set forth in Section 4(b)(iii)(d) and 4(b)(iv)(a).

(b)    Calculation of Severance Payment and Benefits.
(i)Severance Payment.

A.The “Severance Payment” for purposes of Section 4(a)(i) (Qualifying Separation from Service – No Change in Control) is equal to the Executive’s Base Salary in effect on the Separation from Service Date, multiplied by 1.5 for Group 1 Executives or 1.0 for Group 2 Executives. The Severance Payment shall be payable in equal installments over an 18-month period for Group 1 Executives and a 12-month period for Group 2 Executives commencing on the Separation from Service Date and in accordance with the Company’s customary payroll practices as in effect from time to time (but no less frequently than monthly). Notwithstanding the foregoing, the Severance Payment shall not commence earlier than the date set forth under Sections 4(c)(i) or Section 4(c)(ii), if applicable.

B.The “Severance Payment” for purposes of Section 4(a)(ii) (Change in Control – Double Trigger) is equal to the Executive’s Base Salary in effect on the Separation from Service Date, multiplied by 2.0 for Group 1 Executives or 1.0 for Group 2 Executives. The Severance Payment shall be payable in equal installments over a 24-month period for Group 1 Executives and 12-month period for Group 2 Executives commencing on the Separation from Service Date in accordance with the Company’s customary payroll practices as in effect from time to time (but no less frequently than monthly). Notwithstanding the foregoing, the Severance Payment shall not commence earlier than the date set forth under Sections 4(c)(i) or Section 4(c)(ii), if applicable.

(ii)Health Insurance. In addition to the Severance Payment, and subject to the terms of this Program, if the Executive is eligible for and timely elects to continue health insurance coverage under the health insurance plan available to active employees of the Company in accordance with COBRA for the Executive, the Executive’s spouse and the Executive’s dependents (to the extent applicable) following the Separation from Service Date, the Company will reimburse the Executive for the COBRA premiums that the Executive is required to pay in order to maintain such coverage for a period of twelve (12) months following the Separation from Service Date; provided, however, that the Company’s obligation to pay any COBRA premiums will cease immediately if the Executive becomes eligible for group health insurance coverage elsewhere during such twelve (12) month period, and the Executive agrees to promptly notify the Company if he or she becomes eligible to be covered by group health insurance elsewhere during such period. To receive the COBRA reimbursement, Executive shall submit to the Company written proof that he or she has made each applicable COBRA premium payment, and the Company will then reimburse Executive for such payment within sixty (60) days of the

Company’s receipt of such written proof from Executive. It is and shall remain Executive’s obligation to timely elect and obtain COBRA insurance and pay all such premiums to the applicable carrier.

(iii)Awards under the Incentive Plan.

A.Pursuant to and subject to the terms and conditions of this Program, for purposes of Executives experiencing an event described in Section 4(a)(i) (Qualifying Separation from Service – No Change in Control), (I) any unvested restricted stock or other equity awards issued to the Executive under the Incentive Plan that vest solely based on continued employment with the Company (each, a “Time-Based Award”) shall continue to vest in the same manner that they would have vested had the applicable Executive remained an active employee of the Company following a Qualifying Separation from Service, and (II) Executive shall forfeit any performance-based vesting award issued to the Executive under the Company’s Incentive Plan (each, a “Performance-Based Award”) on the Separation from Service Date.

B.Pursuant to and subject to the terms and conditions of this Program, for purposes of Executives experiencing an event described in Section 4(a)(ii) (Change in Control – Double Trigger), (I) any unvested Time-Based Award shall vest immediately upon the applicable Separation from Service Date and (II) any unvested Performance-Based Award shall vest immediately upon the applicable Separation from Service Date, subject to subsections (E) and (F) below.

C.Pursuant to and subject to the terms and conditions of this Program, for purposes of Executives experiencing an event described in Section 4(a)(iii) (Change in Control – Single Trigger), following the Change in Control, Executive shall continue participation in any unvested Time-Based Awards and Performance-Based Awards if the Incentive Plan and such Time-Based Awards and Performance-Based Awards are continued, converted, assumed or replaced with a substantially similar award by the Company or a successor entity or its parent or subsidiary in connection with the Change in Control (in each case, such award being considered “Assumed”); provided, however, if any Time-Based Award and Performance-Based Award issued to Executive is not Assumed, vesting of such Time-Based Awards and Performance Awards will be accelerated and the Executive shall be fully vested effective as of the date of the Change in Control, subject to subsections (E) and (F) below.

D.Pursuant to and subject to the terms and conditions of this Program, for purposes of Executives experiencing an event described in Section 4(a)(iv) (Voluntary Early Retirement), the retiring Executive will continue participation in any unvested Time-Based Awards and Performance-Based Awards awarded under the Incentive Plan.

E.For purposes of Performance-Based Awards in the foregoing subsection b. and Performance-Based Awards that are not Assumed in the foregoing subsection c., performance with respect to the performance goals of such Performance Based Award shall be determined in good faith by the Committee upon such Change in Control (treating the effective date of such Change in Control as the last day of the applicable performance period).

F.For any Performance-Based Awards subject to the foregoing subsections (B), (C), (D) and (E), and subject to the provisions of the Incentive Plan and the applicable Award Agreement, upon the vesting of any of the Performance-Based Awards, the Company shall deliver to the Executive, as soon as reasonably practicable after the Vesting Date, the number of Shares as determined in accordance with, the Incentive Plan and applicable Award Agreement; provided that such delivery of Shares shall be made no later than (I) the end of the calendar year in which the Vesting Date occurs, or if later, (II) within two and one-half months following the Vesting Date.

(iv)Bonus Payments.

A.For purposes of Sections 4(a)(i) (Qualifying Separation from Service – No Change in Control), 4(a)(ii) (Change in Control – Double Trigger) and 4(a)(iv) (Voluntary Early Retirement) the Executive will be entitled to receive an amount equal to (I) any unpaid bonus actually earned for the most recent completed year if Executive’s Separation from Service Date occurs prior to the applicable scheduled pay date for such annual bonus and (II) a prorated portion of the current year bonus based on the “Target” bonus opportunity listed in the applicable executive compensation framework or other compensation plan previously approved by the Committee with respect to such current year.

B.For purposes of Section 4(a)(iii) (Change in Control – Single Trigger), the Executive will be entitled to continue participation in the applicable bonus program set forth in the applicable executive compensation framework or other compensation plan approved by the Committee with respect to such year or a bonus provided pursuant to the Executive’s Employment Agreement, if such bonus program or Employment Agreement is assumed by the buyer and such bonus shall be paid in accordance with the provisions of the bonus program or Employment Agreement. If such bonus program or Employment Agreement is not assumed, a prorated portion of the current year bonus based on the “Target” bonus opportunity listed in the applicable executive compensation framework or other compensation plan approved by the Committee with respect to such current year and such bonus payment shall be paid in cash to the Executive in a single lump within 60 days following the Change in Control.

(c)    Payment and Provision of Severance Benefits.

(i)    Payment Terms and Release. Notwithstanding anything to the contrary contained in this Program, the Executive’s right to receive the Severance Payment and benefits under this Program (with the exception of an Executive described in 4(a)(iii)) is expressly conditioned upon the Executive’s execution and delivery to the Company of a general release of all claims in form and substance satisfactory to the Company (which shall apply to the Company Group, its owners, officers and employees and other related persons and affiliates). The Executive shall forfeit all rights to such Severance Benefits unless the general release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Separation from Service Date (the “Required Release Date”). The Severance Benefits shall be paid, commence or be provided, within fifteen (15) days following the date that such general release becomes effective and non-revocable (the “Release Effective Date”); provided, however, that such first payment shall include all amounts that otherwise would have been paid prior to the date the first payment was made had such benefits commenced immediately upon the Separation from Service Date; Notwithstanding the preceding sentence, to the extent necessary to comply with Section 409A of the Code, if the Separation from Service Date and Required Release Date are in two separate calendar years, any payments of amounts that constitute deferred compensation within the meaning of Section 409A of the Code shall be payable on the later of (A) the date such payment is otherwise payable under this Program , or (B) the first payroll date in such second calendar year.

(ii)    Section 409A Required Delay. Notwithstanding anything to the contrary, if the Executive is a Specified Employee as of the Separation from Service Date, then with respect to any payment of deferred compensation within the meaning of Section 409A of the Code that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (A) the expiration of the six (6)-month period measured from the Separation from Service Date, or (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 4(c)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum and any remaining payments due under this Program shall be paid in accordance with the normal payment dates specified for them herein.

(iii)    The Executive’s continued receipt of the Severance Benefits are subject to the continued compliance by such Executive with the terms of the applicable Restricted Covenants Agreements for a period of two (2) years following Separation from Service for the Executives described in 4(a)(i) (Qualifying Separation from Service – No Change in Control), 4(a)(ii) (Change in Control – Double Trigger) and 4(a)(iii) (Change in Control – Single Trigger), and for a period of five (5) years for those executives described in 4(a)(iv) (Voluntary Early Retirement). The periods during which the Executives are required to comply with their respective Restricted Covenants Agreements as set forth in this section shall be deemed to extend, as applicable, the applicable time period set forth in each Executive’s respective Restricted Covenant Agreements. If an Executive fails to comply with their respective Restricted Covenants Agreements during the time periods set forth above in this Section 4(c)(iii), and any portion of the Severance Benefits has already been paid or provided, such Executive shall be required to reimburse the Company in full for the amount of the Severance Benefits so received.

(d)    Clawback. Each Executive will continue to qualify as a Covered Executive (as defined in the Clawback Policy) under the Clawback Policy, and as such, any applicable Incentive Compensation (as defined in the Clawback Policy) received by each such Executive, including any Severance Benefits under this Program or otherwise will remain subject to any applicable recoupment, repayment, reimbursement or forfeiture obligations (i) to the extent required under the Clawback Policy or any other applicable Company or applicable Company Group member clawback or recoupment policy that is generally applicable to the Executives, as may be in effect from time to time and which is adopted by the Company or applicable member of the Company Group in order to comply with applicable law or stock exchange listing rules or (ii) as required by law or under applicable stock exchange listing rules.

(e)    No Mitigation. The Executive shall have no obligation to mitigate the consequences of a Qualifying Separation from Service by seeking employment or otherwise, and the Severance Payment shall not be reduced or otherwise modified as a result of the Executive obtaining other employment or being engaged as an independent contractor after a Qualifying Separation from Service.

(f)    Breach. An Executive's breach of his or her Restrictive Covenants Agreement during the time periods set forth in Section 4(c)(iii) will diminish the value of the Company and/or the Company Group and will cause irreparable and continuing injury thereto for which an adequate legal remedy will not exist. Accordingly, if the Executive breaches his or her Restrictive Covenants Agreement or Section 5 below, Company shall be excused from paying or performing any liability or obligation owed the Executive under this Program and, without limiting or excluding any other available remedy, the Company and the Company Group will be entitled to the following remedies (to the extent legally available): (i) entry by a court having jurisdiction of an order granting specific performance or injunctive relief, without requirement of proof of monetary damage or an inadequate remedy at law; (ii) the recovery from the Executive of payments made or benefits provided under this Program, (iii) the recovery from the Executive of all profit, remuneration, or other consideration that the Executive gains from breaching the restrictive covenant and any damages suffered by the Company and/or the Company Group, to the extent ascertainable; and (iv) reimbursement from the Executive of all costs incurred by the Company or the Company Group in enforcing the restrictive covenant or otherwise defending or prosecuting any mediation, arbitration, or litigation arising out of the restrictive covenant. The Company and the Company Group may exercise any of the foregoing remedies concurrently, independently, or successively.

(g)     Section 280G.

(i)    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group to the Executive (“Covered Benefits”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, and would, but for this Section 4(g) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (A) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (B) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (A) above is less than the amount under (B) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(ii)    Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.

(iii)    Any determination required under this Section 4(g), including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 4(g). The Company's determination shall be final and binding on the Executive.

5.Additional Requirements and Contingencies.
(a)    Cooperation. At all times during the Executive’s employment by the Company and/or another Company Group member and following the Executive’s Separation from Service for any reason (whether or not in connection with a Change in Control and whether or not the Executive receives any payments or other benefits under this Program), the Executive shall reasonably cooperate with the Company and any other Company Group member and their representatives in connection with any claims, investigations, audits, or legal, judicial or administrative proceedings related in any way to the Executive’s employment with the Company and/or any other Company Group member, including full disclosure of all relevant information and testifying truthfully on the Company’s or the applicable Company Group’s behalf.
(b)    Nondisparagement. Executive shall not make any disparaging, negative or critical statements, written or oral, about the Company or the Company Group or their respective officers, directors, executives, managers, employees, policies, services, products, processes, operations, or facilities.
(c)    Return of Property. Upon termination of employment, Executive shall promptly (and in any event within five (5) days) return all property of the Company or Company Group member in his or her possession or under his or her control, including all records, files, equipment, supplies, keys, credit card(s), computer and related equipment, tablet, smartphone, and any other equipment that has been provided. Executive will not retain any copies or reproductions of correspondence and will not retain any copies or reproductions of correspondence, memoranda, reports, drawings, photographs, software, electronic media or documents relating in any way to the business of the Company or the Company Group.
6.Tax Matters.
(a)    Withholding. The Company shall have the right to deduct from any payment made under this Program any amount required to be withheld for any federal, state or local income, employment or other taxes.

(b)    Section 409A; Liability for Taxes; Tax Advice. The parties intend for this Program to conform in all respects to the requirements under Section 409A of the Code or an exemption thereto. Accordingly, to the extent necessary to comply with the requirements of Section 409A of the Code or an exemption thereto, the parties intend for this Program to be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A of the Code or an exemption thereto, and the Board may amend this Program in its discretion so as to comply with any such requirement. Any reference in this Program to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code. Notwithstanding any other provision of this Program , neither the Company nor any individual acting as a director, officer, employee, agent or other representative of the Company shall be liable to the Executive or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by the Executive or any other person as a result of this Program or the Company’s administration of the terms of this Program not satisfying any of the requirements of Section 409A of the Code or an exemption thereto. The Executive represents and warrants that he or she has reviewed or will review with his or her own tax advisors the federal, state, local and employment tax consequences of entering into this

Program , including, without limitation, under Section 409A of the Code, and, with respect to such matters, he or she relies solely on such advisors.

7.Employment Matters.
(a)    No Right to Employment. This Program does not create a contract of employment between the Executive and the Company or any other Company Group member. This Program does not give the Executive any right to continue in the Company’s or any other Company Group member’s employment or any right to limit the Company’s or any Company Group member’s ability to terminate the Executive’s employment at any time and for any or no reason, with or without Cause.

(b)    Other Benefits. Except as otherwise provided herein, nothing in this Program shall prevent or limit the Executive’s continuing or future participation in, or diminish or reduce the Executives rights under, any other benefit, bonus, incentive or other plan or program provided by the Company or any other Company Group member for which the Executive may qualify. Benefits or amounts receivable or payable under any such plan or program shall be provided or paid in accordance with the terms of such plan or program.

8.Successors to the Company; No Assignment. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Program in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. This Program is personal to each of the Executives, and an Executive may not assign any right or delegate any duty under this Program without the prior written consent of the Board. Any attempted assignment or delegation is void. Subject to the foregoing, this Program is binding upon and inures to the benefit of the Company, each Executive and their successors and assigns. If Executive becomes entitled to any payment or other benefit under this Program but dies prior to the applicable payment or other date, such payment or other benefit (to the extent applicable) shall be made to the Executive’s estate.
9.Administration; Claims Procedures.
(a)    The Company will have full power and discretion to administer this Program in all of its details, and to determine eligibility for benefits under this Program, subject to applicable requirements of law. (The Company shall have sole discretionary authority to interpret, apply and administer the terms of this Program (and any agreement related hereto), including interpretation of any ambiguous provisions, determination of disputed facts, or application of this Program's provisions to unanticipated circumstances.

(b)    In the event of a claim by the Executive as to entitlement or the amount of any distribution or its method of payment, the Executive shall present the reason for his or her claim in writing to the Company. The Company shall, within ninety (90) days after receipt of such written claim, send a written notification to the Executive as to its disposition, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension will be furnished to the Executive prior to the termination of the initial ninety (90) day period. In no event will such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination.

(c)    In the event the claim is wholly or partially denied, such written notification shall (i) state specifically the reason or reasons for the denial, (ii) reference the specific provisions of this Program on which the determination is based, (iii) provide a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Executive may appeal the denial of the claim.

(d)    In the event the Executive wishes to appeal the denial of his or her claim, the Executive may request a review of such denial by making application in writing to the Company within sixty (60) days after the receipt of the denial. The Executive (or his or her duly authorized legal representative) may, upon written request to the Company, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her position. Within sixty (60) days after receipt of the written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Company shall notify the Executive of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Executive, and specify references to the pertinent Program provisions on which the decision is based.

10.Miscellaneous.
(a)    Choice of Law. This Program shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to Florida’s rules of conflicts of law, and regardless of the place or places of its physical execution and performance. By participating in the Program, the Executive and the Company hereby (i) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (ii) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding, or the Middle District of Florida, Tampa Division, for a federal court proceeding, and (iii) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue.
.
(b)    Unsecured Creditor of the Company. This Program does not create, and shall not be construed to create, a trust or separate fund of any kind or a fiduciary relationship between the Company (or, any other member of the Company Group) and the Executive. This Program constitutes an “unfunded” Program only with the prior written consent of the Company and no course of conduct or course of dealing or failure or delay by any party in enforcing or exercising any of the provision Program shall affect the validity, binding effect or enforceability of this Program or be an implied waiver of any provision of this Program shall be an unfunded and unsecured promise to pay money in the future, and nothing in this

Program shall give the Executive any rights that are greater than those of a general unsecured creditor of the Company. Nothing in this Program creates for the Executive any recourse against any person other than the Company.

(c)    Entire Program. This Program contains the entire understanding and agreement between the parties with respect to the subject matter of this Program and incorporates, as modified by this Program, the provisions of all Restrictive Covenant Agreements and the Related Agreements that do not contradict the terms of this Program as it relates to the Severance Benefits.

(d)    Waiver. The provisions of this Program may be waived only with the written consent of the Company, and no course of conduct or course of dealing or failure or delay in enforcing or exercising any of the provision of this Program shall affect the validity, binding effect or enforceability of this Program or be deemed to be an implied waiver of any provision of this Program.

(e)    Severability/Blue Pencil. Executive acknowledges, stipulates, and agrees that the covenants and restrictions set forth and incorporated into the terms of this Program are reasonable as to geographical area, time, and line of business and are reasonably necessary to protect legitimate business interests of the Company Group, including trade secrets and other confidential information, substantial relationships with existing or prospective clients and insurers, goodwill associated therewith, and its ongoing business, in the geographical area in which the Company Group conducts its business. To the extent the duration, geographical area, or line of business of any of the preceding restrictions would cause them to be unenforceable in a particular jurisdiction, the restrictions automatically will be reformed for purposes of enforcement in that jurisdiction to the maximum duration, geographical area, or line of business that is valid and enforceable in that jurisdiction. Reformation of a restriction to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the restriction as stated in any other jurisdiction in which it is enforceable as stated. If a provision of this Program is held by a court of competent jurisdiction to be unenforceable, that provision will be deemed severable from the remaining provisions of this Program and will not affect the validity, interpretation, or effect of the other provisions of this Program or the application of that provision to other circumstances in which it is enforceable. The invalidity of a restriction in any particular jurisdiction will not affect the validity or enforcement of the restriction in another jurisdiction where it is otherwise valid.

(f)    WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PROGRAM.

(g)    Prevailing Party. If any party brings any judicial action or proceeding to enforce its rights under this Program, the prevailing party shall be entitled, in addition to any other remedy, to recover from the losing party, regardless of whether such action or proceeding is prosecuted to judgment, all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred therein by the prevailing party.

(h)    Notices. Except as otherwise provided in this Program , all notices, requests, demands, consents, instructions or other communications required or permitted under this Program shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or sent by email transmission. Any notice under this provision shall be deemed to have been given when so delivered, sent or mailed. In the case of notice to an Executive, notice will be sent to the most recent address set forth in the payroll records of the Company or by email provided by the Executive. Notice to the Company shall be provided to:

The Baldwin Group
4010 Boy Scout Boulevard, Suite 200
Tampa, Florida 33607
Attn: Seth Cohen
Email: legalnotice@baldwin.com

(i)    Captions and References; Grammatical Changes. Captions contained in this Program are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Program or any provision of this Program. Unless otherwise expressly provided to the contrary, references in this Program to articles, sections, paragraphs and the like constitute references to the articles, sections and paragraphs of this Program. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter gender as the circumstances require.

(j)    Execution of Program. This Program may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Program and of signature pages by electronic transmission shall constitute effective execution and delivery of this Program as to the parties and may be used in lieu of the original Program for all purposes.

11.Program Modification or Termination.
(a)    This Program may be modified or amended at any time by the Company, with or without notice. Without limiting the foregoing, this Program may be modified or amended to increase, decrease or eliminate the Severance Payments to any Executive who incurs a Separation from Service after such modification or amendment. Notwithstanding the foregoing, no amendment or modification will materially adversely affect an Executive covered under this Program (even if there has not been a Separation from Service) without such Executive’s written consent. The Company may also extend the applicability of this Program to other executives.
(b)    It is the intention of the Company to continue this Program and make Severance Payments to all eligible terminating Executives. However, the Company may terminate this Program at any time with respect to any Executive that has not incurred a Separation from Service. Notwithstanding the foregoing, this Program may not be terminated with respect to any Executive that is covered under this Program, without such Executive’s written consent.
(c)    Any modification, amendment, termination, withholding, extension or other action shall be in writing and apply only to Executives that have not incurred a Separation from Service. Any such modification, amendment, termination, withholding, extension or other action shall be authorized or ratified by the Company with written consent provided by the Executives in accordance with Sections 11(b) and 11(c), as applicable.
IN WITNESS WHEREOF, this Program has been executed this 1st day of November, 2024.

The Baldwin Insurance Group Holdings, LLC

By:	/s/ Seth Cohen
Seth Cohen, General Counsel